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KYZEN REPORTS FOURTH QUARTER, YEAR END RESULTS
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FOR RELEASE JANUARY 27, 1998

         Contact: Jack Davis (investor relations) 501-376-0044
                  Owen Daley (media)
                  Allen & Caron  714/252-8440

                            KYZEN CORPORATION REPORTS
                      FOURTH QUARTER AND YEAR END RESULTS;
                    ADJUSTMENTS TO PREVIOUS PERIODS IN 1997;
                        RESIGNATION OF CORPORATE OFFICER

Nashville, TN (January 27, 1998) Kyzen Corporation (Nasdaq:KYZN), a leading provider of CFC-free cleaning solutions and processes for technologically advanced cleaning applications, today announced results for its fourth quarter and year ended December 31, 1997. For the year 1997, overall revenue grew 10 percent to $5.5 million, compared to overall revenue for the year 1996 of $5.0 million. The net loss for 1997 narrowed approximately 24 percent to $572,008 or a $0.11 loss per share compared to a loss of $756,620, or $0.15 loss per share for 1996. The overall growth in revenue reflects the increase in higher-margin chemical sales offset partially by the planned decrease in chemical processing equipment sales in 1997 versus 1996. Revenue from the sale of chemicals, the Company's main product line, for 1997 increased approximately 20 percent compared to last year's chemical revenue.

         Overall revenue for the fourth quarter of 1997 was flat at $1.4 million compared to the fourth quarter of the prior year. The net loss for the fourth quarter was $163,745 or a $0.03 loss per share, compared to a net loss of $189,610 or a $0.04 loss per share for the fourth quarter of 1996. Quarterly revenues from the sale of the Company's strategically important chemical products grew by 21 percent over last year's fourth quarter. This increase in chemical sales was mostly offset by much lower equipment revenue.

         The Company also announced today of management's decision to restate the previously announced first, second and third quarter 1997 earnings based on adjustments identified in its year-end closing process. The total adjustment for these three quarters was approximately $124,315 or $0.02 per share. According to Kyzen


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KYZEN REPORTS FOURTH QUARTER, YEAR END RESULTS
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President and CEO Kyle J. Doyel, the adjustments consisted of multiple items that individually would not be material, but in the aggregate necessitated management's decision to restate the Company's earnings. The adjustments involved clearing accounts, asset capitalization accounts, and other year-end adjustments of expenses. The Company has taken steps to prevent the need for such adjustments in the future.

         As a result of these adjustments, the Company will amend its Forms 10-Q to restate its results for the first quarter ended March 31, 1997, the second quarter ended June 30, 1997 and the third quarter ended September 30, 1997. The effects on quarterly net income are $28,238, $52,920, and $43,157, respectively, for the first three quarters of 1997. No prior year results were effected. Adjusted earnings per share for the first quarter of 1997 remain the same at a net loss of $0.05 per share; the adjusted loss for the second quarter of 1997 is $0.03 per share versus the previously stated loss of $0.02 per share; and for the third quarter of 1997, the adjustments resulted in no earnings per share versus previously reported net income of $0.01 per share.

         Doyel commented, "The results of our continued focus on our profitable chemical product lines have been successful, yielding a 20 percent increase in that business for the year. Our lower revenues this year in equipment was expected as we focus on building smaller, less expensive, more profitable products such as our process control systems (PCS).

         "Our focus has been, and continues to be, on becoming profitable," Doyel continued. "Overall we made some headway on bottom line improvement in 1997. We limited total expenses in 1997 to a modest increase over 1996, yet we redirected expenditures to revenue enhancing activities, as demonstrated by our double digit increase in sales and marketing expenses over last year. Conversely, our annual expenses in R&D and G&A for 1997 decreased markedly from fiscal year 1996," he said.


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KYZEN REPORTS FOURTH QUARTER, YEAR END RESULTS
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         Doyel added, "Our chemicals segment continued to be the major profit contributor during the year with gross profit margins remaining at strong historical levels. Sales of our patented chemistry continue to grow, with most of the increases this year coming from the existing core markets of electronics and metal cleaning applications. The exciting part of where we are today is that we have a number of major projects we expect to go on-line that we hope will be large contributors of revenue in 1998. These projects have passed technical qualification for production use, however, we continue to be slowed with our sales until we get the final go-ahead from our customers."

         The Company also announced that Benjamin D. Wolfley, 37, Vice President-Finance, Treasurer and Secretary, has resigned his employment from the Company effective January 26, 1998. Thomas M. Forsythe, 40, Vice President and Director, was named by the Board of Directors to serve as Treasurer and Chief Accounting Officer, and Thomas J. Herrmann, 40, Vice President, was named by the Board to serve as Corporate Secretary of the Company.

         The Company's balance sheet at December 31, 1997 remained strong with a current ratio of 2.7:1, total assets of $3.2 million, working capital of $1.3 million, cash and equivalent $0.7 million and shareholders' equity of $2.4 million.

         Kyzen Corporation is a specialty chemical company focused on CFC-replacement chemistries and processes for electronic and other high technology industries where precision cleaning processes are required.

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties. Among the factors that can could cause actual results to differ materially from those projected are the following: business conditions and the general economy as they affect interest rates; business conditions as they affect manufacturers of chemical raw materials; the federal, state and local regulatory environment; availability of debt and equity capital with favorable terms and conditions; availability of new expansion and acquisition opportunities; changes in the financial condition or corporate strategy of the Company's primary customers; and the ability of the Company to develop new competitive product lines. Actual results, events and performance may differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                                   TABLE FOLLOWS

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KYZEN REPORTS FOURTH QUARTER, YEAR END RESULTS
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                                KYZEN CORPORATION
                             Statement of Operations
                                   (Unaudited)

                                                     Three Months Ended                Year Ended
                                                         December 31,                 December 31,
                                                     1997           1996           1997           1996
                                                 -----------    -----------    -----------    -----------
NET SALES                                        $ 1,393,530    $ 1,391,869    $ 5,459,846    $ 4,959,002
  Cost of sales                                      726,110        800,853      2,684,130      2,608,221
                                                 -----------    -----------    -----------    -----------
Gross profit                                         667,420        591,016      2,775,716      2,350,781

OPERATING COSTS AND EXPENSES:
  Selling, general and administrative expenses       741,831        687,036      2,961,009      2,640,983
  Research and development expenses                  109,145        129,467        461,470        576,308
                                                 -----------    -----------    -----------    -----------
     TOTAL OPERATING EXPENSES                        850,976        816,503      3,422,479      3,217,291
                                                 -----------    -----------    -----------    -----------
     OPERATING INCOME (LOSS)                        (183,556)      (225,487)      (646,763)      (866,510)
Other income (expense):
  Interest income                                     20,123         36,179         83,222        126,481
  Interest expense                                      (312)          (302)        (8,467)       (16,591)
                                                 -----------    -----------    -----------    -----------
     TOTAL OTHER INCOME (EXPENSE)                     19,811         35,877         74,755        109,890
                                                 -----------    -----------    -----------    -----------
NET INCOME (LOSS)                                ($  163,745)   ($  189,610)   ($  572,008)   ($  756,620)
                                                 ===========    ===========    ===========    ===========
Net income (loss) per Class A Common Share       ($     0.03)   ($     0.04)   ($     0.11)   ($     0.15)
                                                 ===========    ===========    ===========    ===========

Weighted average shares outstanding                5,006,681      4,999,848      5,005,081      4,964,549
                                                 ===========    ===========    ===========    ===========

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